EXHIBIT 21.01

                                  SUBSIDIARIES

The Company has two wholly-owned subsidiaries: iSt Services, Inc. and Tracking Systems Corporation. iSt Services, Inc. was incorporated on September 25, 2002, in the State of Nebraska and is in good standing. The address of the iSt Services, Inc. is 5078 South 111th Street, Omaha, Nebraska 68137. Tracking Systems Corporation was incorporated on February 14, 1991, in the State of Pennsylvania and is in good standing. The address of Tracking Systems Corporation is 5078 S. 111th Street, Omaha, NE 68137.


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